Marianne K. Smythe
                              4807 Wellington Drive
                              Chevy Chase, MD 20815


                                            May 4, 1998



To Whom It May Concern:

     I, Marianne Koral Smythe, hereby resign as director of OMI Corp., effective as of Monday, May 4, 1998.


                                             /s/ Marianne K. Smythe
                                             Marianne K. Smythe